UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2019 (March 13, 2019)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 18th Floor New York, NY 98001
(Address of principal executive offices)

(212) 521-4052
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

As previously reported on November 16, 2018 by 1847 Holdings LLC (the “Company”), on November 12, 2018, 1847 CB, Inc. (“1847 CB”), a subsidiary of the Company, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Cornerstone Builders of SW Florida, Inc., a Florida corporation (“Cornerstone”), and Anthony Leopardi (the “Seller”), pursuant to which 1847 CB agreed to acquire all of the issued and outstanding capital stock of Cornerstone for an aggregate purchase price of $18 million in cash, subject to adjustment as described in the Purchase Agreement, including a post-closing working capital adjustment and a minimum working capital adjustment.

On March 13, 2019, 1847 CB, Cornerstone and the Seller entered into Amendment No. 1 to the Stock Purchase Agreement (the “Amendment”). Pursuant to the Amendment, the purchase price was revise to $15,000,000 consisting of: (i) $7,425,000 in cash; (ii) a subordinated promissory note in the aggregate principal amount of $3,338,359; and (iii) a subordinated contingent promissory note in the aggregate amount of $4,236,641. The purchase price assumes that the 1847 CB will be able to verify through its accounting due diligence that the Company is trending to achieve at least $3,673,000 of EBITDA on an adjusted basis as mutually agreed upon between the 1847 CB and the Seller.

The Purchase Agreement contains customary representations, warranties and covenants, and mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. The Amendment provides that, as a condition to closing the transaction, the parties will have entered into a lease agreement for certain real property described in the Purchase Agreement upon mutually agreeable terms.

Subordinated Promissory Note

As noted above, a portion of the purchase price under the Purchase Agreement, as amended by the Amendment, will be paid by the issuance by 1847 CB to the Seller of a subordinated promissory note in the principal amount of $3,338,359 (the “Buyer Note”). The Buyer Note will accrue interest at 8% per annum and will mature on the third anniversary of the closing date, at which time the principal along with any accrued but unpaid interest will be paid in one lump sum. The Buyer Note will contain customary events of default. The rights of the Seller to receive payments under the Buyer Note are subordinate in right to the senior indebtedness of 1847 CB up to a maximum of $7,500,000.

Contingent Promissory Note

As noted above, a portion of the purchase price under the Purchase Agreement, as amended by the Amendment, will be paid by the issuance by 1847 CB to the Seller of a contingent subordinated promissory note in the principal amount of $4,236,641 (the “Contingent Note”). The Contingent Note will accrue interest at 8% per annum.

The Contingent Note will be payable only if the Company achieves a minimum average of $3,673,000 of adjusted EBITDA for the fiscal years ended December 31, 2019, 2020 and 2021 (the “Three-Year Period”), at which time $1,467,731 of the principal, plus accrued but unpaid interest will become immediately due and payable, provided however, that if the actual average adjusted EBITDA for the Three-Year Period exceeds the minimum average adjusted EBITDA, up to a maximum average adjusted EBITDA of $5,509,500, then the amount due and payable under the Contingent Note will be increased proportionately, up to the full principal, plus accrued but unpaid interest.

The Contingent Note will contain customary events of default. The rights of the Seller to receive payments under the Buyer Note are subordinate in right to the senior indebtedness of 1847 CB up to a maximum of $7,500,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Amendment No. 1 to the Stock Purchase Agreement, dated March 13, 2019, among 1847 CB, Inc., Cornerstone Builders of SW Florida, Inc. and Anthony Leopardi

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: March 19, 2019	By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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